Exhibit 99.1
Press Release
Equifax, Experian, TransUnion Respond to Credit Reporting Announcement by State Attorneys General
Thirty-One States Join National Consumer Assistance Plan Launched in March
WASHINGTON, May 20, 2015 /PRNewswire-USNewswire/ - The following statement may be attributed to Stuart Pratt, President and CEO of the Consumer Data Industry Association, the trade association which represents Equifax, Experian, and TransUnion, in response to the credit reporting announcement made today by state attorneys general:
"In March, the three nationwide credit reporting agencies announced an unprecedented National Consumer Assistance Plan to enhance their ability to collect accurate consumer information and to provide consumers with a better experience in interacting with the national credit reporting agencies about their credit reports. That plan, which arose out of collaborative discussions between the three agencies and a group of state attorneys general and the attorney general of New York, will enhance credit report accuracy, increase transparency, and provide meaningful benefits to consumers. Those benefits, which will be rolled out nationwide, stand as an example of what can be achieved when private industry and government officials work together.
"In the interest of concluding the dialogue with the group of state attorneys general and with the goal of moving forward with the National Consumer Assistance Plan, we have agreed to the settlement announced today. The three nationwide credit reporting agencies have been in compliance with federal and state law, but as we showed in launching the National Consumer Assistance Plan, we do not hesitate to make improvements beyond what the law requires when doing so will benefit consumers. With the exception of the financial payments the credit reporting agencies are making to the attorneys general to cover the costs of their investigations, consumer education and other purposes, the settlement essentially adopts the plan announced with the New York attorney general.
"The most recent comprehensive government study showed that credit reports are materially accurate 98% of the time. But our goal is always to improve beyond even that high standard of accuracy, and we will continue to look for ways to make further enhancements, as we have done several times in recent years."
Details of the National Consumer Action Plan, which was announced on March 9, 2015, are available at http://www.cdiaonline.org/ConsumerInfo/content.cfm?ItemNumber=11156.
About CDIA
Founded in 1906, CDIA is the international trade association that represents 130 consumer data companies. CDIA members represent the nation's leading institutions in the credit reporting, mortgage reporting, check verification, fraud prevention, risk management, employment reporting, tenant screening, and collection services businesses.